FOR IMMEDIATE RELEASE
Corn Oil ONE™ Breaks Ground on first-of-its-kind Distillers Corn Oil Frac Facility
The new facility located in Council Bluffs will process 15 million gallons of distillers corn oil annually.
Des Moines, Iowa, Aug. 27, 2014 – Corn Oil ONE announced today a major step toward the further processing of distillers corn oil by breaking ground on its new oil frac facility expected to be completed in early 2015. This facility will be among the first to purify constituents out of distillers corn oil by a new patent-pending process.
This novel plant co-located with Southwest Iowa Renewable Energy, LLC (SIRE), both separates high value co-products as well as yields a cleaner corn oil for industrial uses.
"This purified product improves the efficiency, efficacy and economics of biodiesel and oleo-chemical production by eliminating the need for capital intensive pretreatment steps," said Joe Riley, General Manager, Corn Oil ONE. "SIRE has been a great partner for us. Their forward-thinking approach on the future of distillers corn oil is what has made this ground breaking a reality."
According to Riley, the Corn Oil ONE product is also drawing interest from animal feed manufacturers and bio-based industrial manufacturers.
Brian Cahill, President and CEO of SIRE stated that, "SIRE is very pleased to be a part of this project with Corn Oil ONE and ICM. We see this as an opportunity to add value to our corn oil operation and expand our customer base."
ICM Inc. of Colwich, Kan., is the engineering, procurement and construction contractor for the project.
"ICM is very excited about this project and its ability to transform distillers corn oil," said Chris Mitchell, President of ICM. "We look forward to being involved as this technology expands."
Ethanol Impact
Once operational, FEC Solutions, the exclusive purchasing agent for Corn Oil ONE, will source millions of gallons of distillers corn oil annually for the Council Bluffs, Iowa, facility. U.S. ethanol producers supply about 200 million gallons of distiller's corn oil annually as a byproduct of ethanol production.
Biodiesel Impact
The Corn Oil ONE product will increase the use of distillers corn oil in biodiesel production by eliminating the need for pretreatment systems. Today roughly 142 million gallons of distillers corn oil is used to produce biodiesel.
New Co-Products
The new plant will be isolating and removing high-value constituents for use in bio-chemicals, oleo-chemicals, feed, life sciences and fuel.

Future Plans
Expected plans call for additional oil frac facilities co-located with large ethanol producers across the country.
About Corn Oil ONE
Corn Oil ONE is a start-up company bringing new technologies and products to market to add value to the biofuels, life sciences, oleo chemicals and feed industries. The company is committed to delivering sustainable solutions that improve the profitability, efficiency and efficacy of biofuels production to reduce the environmental impact of fuel production.
About ICM
Established in 1995 and headquartered in Colwich, Kan., ICM, Inc., provides innovative technologies, solutions, and services to sustain agriculture and advance renewable energy, including food and feed technologies that will increase the supply of world protein. By providing proprietary process technology to 102 facilities with a combined production capacity of approximately 6.8 billion gallons of annual ethanol production, ICM has become a world leader in biorefining technology. The full-service provider also offers a comprehensive line of more than 100 products and services tailored to make biofuels production more efficient and more profitable. ICM is further upholding its responsibility as an industry leader by heavily investing in the continued advancement of renewable energy technologies. In an effort to speed that advance, ICM has been conducting research and testing at its state-of-the-art research facility in St. Joseph, MO, in conjunction with a growing list of strategic partners spanning multiple industries. For more information, please visit www.icminc.com.
About SIRE
SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup and corn oil in the continental United States, Mexico and the Pacific Rim.
Forward Looking Statements: This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are made in good faith by SIRE and are identified as including terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans," or similar language. In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.
For more information or high-resolution photographs, contact:
Joe Riley
jpriley@fecsolutions.com
 515-868-0030
Troy Shoen
tshoen@fecsolutions.com
 515-868-0030